CSK Auto Corp. Provides Third Quarter 2007 Preliminary Results
Will Host Conference Call
PHOENIX, AZ, December 17, 2007 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the U.S. automotive aftermarket industry, will file on Wednesday, December 19, 2007, its Quarterly Report on Form 10-Q for the thirteen weeks ended November 4, 2007 (the “third quarter of fiscal 2007”). Provided below are preliminary highlights of the third quarter of fiscal 2007 and thirty-nine weeks ended November 4, 2007.
Financial Results Overview
Net sales for the thirteen weeks ended November 4, 2007 decreased 2.4% to $471.4 million compared to $483.1 million for the thirteen weeks ended October 29, 2006 (the “third quarter of fiscal 2006”). Same store sales for the third quarter of fiscal 2007 decreased 3.0% over the third quarter of fiscal 2006, with same store retail sales declining 4.8% and same store commercial sales increasing 5.4%. Same store sales declined in the third quarter of fiscal 2007 primarily due to a decline in transaction count (measured by the number of in-store transactions), which was partially offset by an increase in the average transaction size (measured by dollars spent per sale).
Net sales for the thirty-nine weeks ended November 4, 2007 decreased 0.8% to $1,424.6 million compared to $1,435.6 million for the thirty-nine weeks ended October 29, 2006. Same store sales for the thirty-nine weeks of fiscal 2007 declined 2.4% compared to the thirty-nine weeks of fiscal 2006, with same store retail sales declining 4.3% and same store commercial sales increasing 6.6%. The decline in net sales that the Company experienced in the third quarter of fiscal 2007 was the primary contributor to the thirty-nine week decrease in net sales.
Gross profit decreased $12.3 million to $214.6 million, or 45.5% of net sales, for the third quarter of fiscal 2007 compared to $226.9 million, or 47.0% of net sales, for the third quarter of fiscal 2006. The decrease in gross profit dollars was the result of the decline in sales as well as a decline in our gross profit percentage. The decrease in gross profit percentage was caused by a number of factors including sales mix and a higher level of clearance activity for the third quarter of fiscal 2007 compared to the third quarter of fiscal 2006, as well as an increase in commercial sales, which carry lower gross profit percentages than retail sales.
Gross profit decreased $9.1 million to $665.5 million or 46.7% of net sales, for the thirty-nine weeks of fiscal 2007 compared to $674.6 million, or 47.0% of net sales, for the thirty-nine weeks of fiscal 2006. The decrease in gross profit dollars was primarily the result of the decline in sales during the third quarter. The decrease in gross profit percentage for the thirty-nine weeks ended November 4, 2007 was primarily due to the factors discussed above that impacted the third quarter of fiscal 2007.
Operating and administrative expenses for the third quarter of fiscal 2007 were $207.4 million, or 44.0% of net sales, compared to $201.1 million, or 41.6% of net sales, for the third quarter of fiscal 2006. Operating and administrative expenses for the quarter increased $6.3 million, $3.8 million of which was attributable to severance pay associated with the personnel reductions and fixed asset impairment costs incurred relative to the planned closure of 40 stores in fiscal 2008 associated with our recently initiated strategic plan, and reserves for various regulatory compliance matters. Also, operating and administrative expenses for the quarter increased as a result of expenses associated with the 30 net new stores added from October 29, 2006 through November 4, 2007.
Operating and administrative expenses for the thirty-nine weeks of fiscal 2007 were $610.9 million, or 42.9% of net sales, compared to $582.8 million or 40.6% of net sales for the thirty-nine weeks of fiscal 2006. Our operating and administrative expenses increased $28.1 million for the thirty-nine weeks of 2007 primarily as a result of expenses associated with additional stores and inflationary cost increases at existing stores for such items as increased rent and other occupancy-related costs.
Interest expense for the third quarter of fiscal 2007 was $13.2 million, compared to $13.3 million in the third quarter of fiscal 2006. Interest expense for the thirty-nine weeks of fiscal 2007 was $39.7 million compared to $34.6 million in the thirty-nine weeks of fiscal 2006. The interest expense increase during the thirty-nine weeks of fiscal 2007 reflected the full impact of the refinancing that was completed in the second quarter of fiscal 2006, which resulted in increased interest rates on most of our debt.
The net loss for the third quarter of fiscal 2007 was $5.8 million, or a net loss of $0.13 per diluted common share, compared to net income of $3.2 million, or $0.07 per diluted common share, for the third quarter of fiscal 2006.
Net income decreased for the thirty-nine weeks of fiscal 2007 to $1.1 million, or $0.03 per diluted common share, compared to net income of $7.5 million or $0.17 per diluted common share, for the thirty-nine weeks of fiscal 2006.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of November 4, 2007, we operated 1,342 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts, and Murray’s Discount Auto Stores.
Safe Harbor Statement
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made.
Conference Call
As previously announced, the Company will hold a conference call on Thursday, December 20, 2007, beginning at 5:00p.m. (EST), on which our new President and Chief Executive Officer, Mr. Lawrence Mondry, will discuss the results of the quarter. Joining Mr. Mondry on the call will be our new Executive Vice President of Finance and Chief Financial Officer, Mr. James Constantine.
The Company invites interested investors to dial a listen-only number or listen to a simultaneous webcast of the conference call and Q&A session, discussing the results of the quarter. The listen-only number is 800-230-1766. The webcast can be accessed on the “Investors” section of the Company’s website at www.cskauto.com. This webcast, as well as a transcript of the call, will be archived on the website.
A digitized replay of the call will also be available by dialing (800) 475-6701, and using passcode 902424. (If accessing the digital replay outside of the United States, please dial (320) 365-3844, using passcode 902424.)
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483
— Tables Follow —

PRELIMINARY
CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 4,	October 29,	November 4,	October 29,
	2007	2006	2007	2006
Net sales	$471,386	$483,075	$1,424,648	$1,435,585
Cost of sales	256,823	256,188	759,107	760,950

Gross profit	214,563	226,887	665,541	674,635
Other costs and expenses:
Operating and administrative	207,424	201,056	610,905	582,815
Investigation and restatement costs	2,288	6,736	10,623	22,368
Store closing costs	584	364	1,753	1,045

Operating profit	4,267	18,731	42,260	68,407
Interest expense	13,186	13,308	39,672	34,628
Loss on debt retirement	—	90	—	19,426

Income (loss) before income taxes and cumulative effect of change in accounting principle	(8,919)	5,333	2,588	14,353
Income tax expense (benefit)	(3,096)	2,175	1,442	5,855

Income (loss) before cumulative effect of change in accounting principle	(5,823)	3,158	1,146	8,498
Cumulative effect of change in accounting principle, net of tax	—	—	—	966

Net income (loss)	$(5,823)	$3,158	$1,146	$7,532

Basic earnings per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.13)	$0.07	$0.03	$0.19
Cumulative effect of change in accounting principle	—	—	—	0.02

Net income (loss) per share	$(0.13)	$0.07	$0.03	$0.17

Shares used in computing basic per share amounts	43,962	43,867	43,956	43,855

Diluted earnings per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.13)	$0.07	$0.03	$0.19
Cumulative effect of change in accounting principle	—	—	—	0.02

Net income (loss) per share	$(0.13)	$0.07	$0.03	$0.17

Shares used in computing diluted per share amounts	43,962	44,050	44,428	44,065

PRELIMINARY
CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share data)

	November 4,	February 4,
	2007	2007
ASSETS
Cash and cash equivalents	$19,199	$20,169
Receivables, net of allowances of $362 and $393, respectively	35,453	43,898
Inventories	529,427	502,787
Deferred income taxes	49,806	46,500
Prepaid expenses and other current assets	36,490	31,585

Total current assets	670,375	644,939

Property and equipment, net	165,816	174,409
Intangibles, net	64,192	67,507
Goodwill	224,937	224,937
Deferred income taxes	2,015	4,200
Other assets, net	33,766	35,770

Total assets	$1,161,101	$1,151,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$286,145	$260,146
Accrued payroll and related expenses	58,420	60,306
Accrued expenses and other current liabilities	100,635	81,569
Current maturities of long-term debt	24,062	56,098
Current maturities of capital lease obligations	6,765	8,761

Total current liabilities	476,027	466,880

Long-term debt (1)	450,982	451,367
Obligations under capital leases	11,153	15,275
Deferred income taxes	—	—
Other liabilities	47,211	46,730

Total non-current liabilities	509,346	513,372

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 90,000,000 shares authorized, 43,970,910 and 43,950,751 shares issued and outstanding at November 4, 2007 and February 4, 2007, respectively	440	440
Additional paid-in capital	436,984	433,912
Accumulated deficit	(261,696)	(262,842)

Total stockholders’ equity	175,728	171,510

Total liabilities and stockholders’ equity	$1,161,101	$1,151,762

(1)	Assumes we obtain the amendment to our Term Loan Facility as previously announced in our Form 8-K dated December 12, 2007. If such amendment is not obtained, we would be required in accordance with generally accepted accounting principles (“GAAP”) to reclassify certain or all of such debt as current rather than long-term in our Form 10-Q expected to be filed on December 19, 2007.

PRELIMINARY
CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Thirty-Nine Weeks Ended
	November 4,	October 29,
	2007	2006
Cash flows provided by (used in) operating activities:
Net income	$1,146	$7,532
Adjustments:
Depreciation and amortization on property and equipment	31,020	30,154
Amortization of other items	4,033	6,738
Amortization of debt discount and deferred financing costs	4,123	2,737
Stock-based compensation expense	1,743	3,325
Write downs on disposal of property, equipment and other assets	3,803	2,617
Loss on debt retirement	—	8,496
Deferred income taxes	1,512	5,230
Changes in operating assets and liabilities:	—	—
Receivables	9,965	(9,310)
Inventories	(26,640)	(9,726)
Prepaid expenses and other current assets	(4,905)	2,533
Accounts payable	25,999	28,899
Accrued payroll, accrued expenses and other current liabilities	18,667	3,289
Other operating activities	(1,496)	(1,329)

Net cash provided by operating activities	68,970	81,185

Cash flows used in investing activities:
Capital expenditures	(25,026)	(25,093)
Business acquisition	—	(3,173)
Other investing activities	(832)	(1,335)

Net cash used in investing activities	(25,858)	(29,601)

Cash flows provided by (used in) financing activities:
Borrowings under senior credit facility — line of credit	162,900	63,100
Payments under senior credit facility — line of credit	(194,900)	(88,100)
Borrowings under term loan facility	—	350,000
Payments under term loan facility	(2,612)	—
Payment of debt issuance costs	(1,357)	(12,337)
Retirement of 3.375% exchangeable notes	—	(125,000)
Retirement of 7% senior notes	—	(224,960)
Payments on capital lease obligations	(7,323)	(7,703)
Proceeds from seller financing arrangements	—	428
Payments on seller financing arrangements	(496)	(346)
Proceeds from exercise of stock options	—	434
Net proceeds from termination of common stock call option and warrants	—	1,555
Other financing activities	(294)	(369)

Net cash used in financing activities	(44,082)	(43,298)

Net increase (decrease) in cash	(970)	8,286
Cash and cash equivalents, beginning of period	20,169	17,964

Cash and cash equivalents, end of period	$19,199	$26,250

     The following table provides certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). We have included calculations of these non-GAAP measures and reconciliations to the most comparable GAAP financial measures.
     We believe that EBITDA is a recognized supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our competitors and relative to our own performance in prior periods. We believe that it is important for investors to have the opportunity to evaluate us using the same measures. EBITDA is calculated as follows ($ in thousands):
Preliminary
Calculation of EBITDA:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 4, 2007	October 29, 2006	November 4, 2007	October 29, 2006
Income (loss) before income taxes and cumulative effect of change in accounting principle	$(8,919)	$5,333	$2,588	$14,353
Interest expense	13,186	13,308	39,672	34,628
Depreciation	10,185	9,881	31,020	30,154
Amortization	1,342	2,437	4,033	6,738

EBITDA	15,794	30,959	77,313	85,873

Non-cash stock compensation expense	1,127	1,196	1,743	3,325
Investigation and restatement	2,288	6,736	10,623	22,368
Asset retirements and impairment	2,746	1,269	3,943	3,445
Non-recurring charges	1,025	1,927	3,590	21,263

EBITDA as adjusted	$22,980	$42,087	$97,212	$136,274

     EBITDA, and EBITDA as adjusted, do not represent funds available for our discretionary use and are not intended to represent or to be used as substitute for net income or cash flow from operations data as measured under GAAP. The Company’s definition of EBITDA, as adjusted, is consistent with the definitions applied in our term loan facility. The items excluded from EBITDA, and EBITDA as adjusted, are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, and EBITDA as adjusted, and the associated year-to-year trends should not be considered in isolation. EBITDA, and EBITDA as adjusted, may differ in method of calculation from similarly titled measures used by other companies.